Exhibit 99.1
Solventum Corporation

Unaudited Pro Forma Condensed Consolidated Financial Statements

On February 25, 2025, Solventum Corporation (“Solventum”, the “Company”) entered into a Transaction Agreement to sell its purification and filtration business to Thermo Fisher Scientific Inc. (“Buyer”) for $4.1 billion. On June 25, 2025, the Company and Buyer entered into an Amended and Restated Transaction Agreement to exclude the Company’s drinking water filtration business (the “Water Business”) from the scope of the purification and filtration business (the “Business”) to be acquired by Buyer and reduce the cash consideration at closing of the transaction to approximately $4.0 billion (the “Transaction”).

The unaudited pro forma condensed consolidated financial statements have been derived from the Company’s historical consolidated financial statements and give effect to the Transaction. The following unaudited pro forma condensed consolidated balance sheet as of June 30, 2025 reflects the Company’s financial position as if the Transaction had occurred on June 30, 2025. The following unaudited pro forma condensed consolidated statements of income for the six months ended June 30, 2025 and year ended December 31, 2024 reflect the Company’s results as if the Transaction had occurred as of January 1, 2024 for all periods presented.

The unaudited pro forma condensed consolidated financial statements have been prepared based upon the best available information and management estimates and are subject to assumptions and adjustments described below and in the accompanying notes to those financial statements. Management believes these assumptions and adjustments are reasonable, given the information available at the filing date. The unaudited pro forma condensed consolidated financial statements have been prepared in accordance with Regulation S-X Article 11. They are not intended to be a complete presentation of the Company’s financial position or results of operations had the Transaction occurred as of and for the periods indicated. In addition, the unaudited pro forma condensed consolidated financial statements are provided for illustrative and informational purposes only and are not necessarily indicative of the Company’s future results of operations or financial condition had the Transaction been completed on the dates assumed. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors. The unaudited pro forma condensed consolidated financial statements should be read in conjunction with our historical consolidated financial statements and accompanying notes, specifically in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024, as filed with the Securities and Exchange Commission (the “SEC”) on February 28th, 2025, and the Company’s Quarterly Report on Form 10-Q for the quarterly period ending June 30, 2025, as filed with the SEC on August 8, 2025.

Solventum Corporation
Unaudited Pro Forma Condensed Consolidated Balance Sheet*
(Dollars in millions, except per-share data)

	As of June 30, 2025
	Historical Solventum (as reported)	Disposal of Business (a)	Transaction Accounting Adjustments		Pro Forma
Assets
Current assets
Cash and cash equivalents	$492	$—	$3,890	(b)	$4,382
Accounts receivable — net of allowances of $87	1,065	—	—		1,065
Due from related parties	190	—	—		190
Inventories
Finished goods	553	—	—		553
Work in process	173	—	—		173
Raw materials and supplies	236	—	—		236
Total inventories	962	—	—		962
Other current assets	331	—	—		331
Current assets held for sale	168	(168)	—		—
Total current assets	3,208	(168)	3,890		6,930
Property, plant and equipment — net	1,313	—	—		1,313
Goodwill	5,274	—	—		5,274
Intangible assets — net	2,302	—	—		2,302
Other assets	917	—	—		917
Non-current assets held for sale	2,060	(1,962)	—		98
Total assets	$15,074	$(2,130)	$3,890		$16,834
Liabilities
Current liabilities
Accounts payable	$643	$—	$—		$643
Due to related parties	355	—	—		355
Unearned revenue	557	—	—		557
Other current liabilities	1,011	—	502	(d)(e)(g)	1,513
Current liabilities held for sale	54	44	—		98
Total current liabilities	2,620	44	502		3,166
Long-term debt	7,815	—	—		7,815
Pension and postretirement benefits	354	—	—		354
Deferred income taxes	231	—	(76)	(f)	155
Other liabilities	371	—	118	(c)(g)	489
Non-current liabilities held for sale	38	(38)	—		—
Total liabilities	$11,429	$6	$544		$11,979

Equity
Common stock par value, $0.01 par value, 750,000,000 shares authorized	$2	$—	$—		$2
Shares issued and outstanding - June 30, 2025: 173,387,361
Additional paid-in capital	3,806	—	—		3,806
Retained earnings	468	(2,136)	3,346	(h)	1,678
Accumulated other comprehensive income (loss)	(631)	—	—		(631)
Total equity	3,645	(2,136)	3,346		4,855
Total liabilities and equity	$15,074	$(2,130)	$3,890		$16,834
*Data in the schedule above is intentionally rounded to the nearest million and, therefore, may not sum.

Solventum Corporation
Unaudited Pro Forma Condensed Consolidated Statements of Income*
(Dollars in millions, except per-share data)

	Six months ended June 30, 2025
	Historical Solventum (as reported)	Disposal of Business (a)	Transaction Accounting Adjustments		Pro Forma
Net sales of product	$3,265	$(369)	$—		$2,896
Net sales of software and rentals	966	—	—		966
Total net sales	4,231	(369)	—		3,862
Cost of product	1,700	(191)	—		1,509
Cost of software and rentals	242	—	—		242
Gross profit	2,289	(178)	—		2,111
Selling, general and administrative expenses	1,541	(42)	(63)	(i)	1,436
Research and development expenses	381	(23)	(5)	(i)	353
Operating income	367	(113)	68		322
Interest expense, net	207	—	2	(c)	209
Other expense (income), net	19	—	—		19
Income before income taxes	141	(113)	66		94
Provision for (benefit from) income taxes	(86)	(25)	119	(j)	8
Net income	$227	$(88)	$(53)		$86

Earnings per share:
Basic earnings per share	$1.31				$0.49
Diluted earnings per share	1.30				0.49
Weighted-average number of shares outstanding:
Basic	173.9				173.9
Diluted	175.0				175.0
*Data in the schedule above is intentionally rounded to the nearest million and, therefore, may not sum.

Solventum Corporation
Unaudited Pro Forma Condensed Consolidated Statements of Income (Continued)*
(Dollars in millions, except per-share data)

	Year ended December 31, 2024
	Historical Solventum (as reported)	Disposal of Business (a)	Transaction Accounting Adjustments		Pro Forma
Net sales of product	$6,348	$(709)	$—		$5,639
Net sales of software and rentals	1,906	—	—		1,906
Total net sales	8,254	(709)	—		7,545
Cost of product	3,172	(421)	—		2,751
Cost of software and rentals	489	—	—		489
Gross profit	4,593	(288)	—		4,305
Selling, general and administrative expenses	2,782	(86)	(136)	(i)	2,560
Research and development expenses	775	(44)	(10)	(i)	721
Gain on sale of business	—	—	1,564	(k)	1,564
Operating income	1,036	(158)	1,710		2,588
Interest expense, net	367	—	4	(c)	371
Other expense (income), net	64	—	—		64
Income before income taxes	605	(158)	1,706		2,153
Provision for (benefit from) income taxes	127	(35)	385	(d)(f)(j)	477
Net income	$479	$(123)	$1,321		$1,677

Earnings per share:
Basic earnings per share	$2.77				$9.68
Diluted earnings per share	2.76				9.65
Weighted-average number of shares outstanding:
Basic	173.2				173.2
Diluted	173.7				173.7
*Data in the schedule above is intentionally rounded to the nearest million and, therefore, may not sum.

Notes to the Unaudited Pro Forma Condensed Consolidated Financial Statements

Disposal of Business

(a)
These adjustments reflect the removal of assets and liabilities that had been reported as “held for sale” as of June 30, 2025, as well as the removal of historical results of operations of the Business for the six months ended June 30, 2025 and the year ended December 31, 2024. The historical results of operations, which were removed, exclude general corporate overhead costs which were historically allocated to the Business. These allocations included labor and non-labor expenses related to the Company’s corporate support functions, such as those related to finance, accounting, tax, treasury, IT, HR, legal, and others.

Due to restrictions in certain jurisdictions, the transfer of both assets and employees in those jurisdictions will be delayed. Under various agreements between Buyer and the Company, the future economic benefits and obligations of the Business in these jurisdictions will transfer upon the closing of the Transaction. Consequently, approximately $98 million of non-current assets held for sale will remain after the close of the Transaction, and the Company will record a corresponding current liability reflecting the Company’s obligation to transfer the related assets to Buyer at a future date.

Transaction Accounting Adjustments

(b)
Reflects the expected cash consideration received from the sale of the Business at the close of the Transaction, adjusted for estimated transaction costs and other items pursuant to the terms of the sale. The final cash amount will be determined subsequent to closing based on the final working capital balance and final indebtedness as defined by the Transaction Agreement.

(Millions)
Purchase price	$4,000
Transaction costs due at close	(72)
Estimated net working capital adjustments	(4)
Estimated indebtedness at close	(34)
Total closing cash consideration	$3,890

(c)
Under the Transaction Agreement, Buyer will be entitled to receive a payment of up to $75 million from the Company either upon a sale of the Water Business or after an agreed upon 3-year period. The Company has estimated that the present value of this liability will be $64 million at the closing of the Transaction. Interest accretion will be recognized over a 3-year period from the date of the Transaction.

(d)	Reflects the estimated income taxes payable related to the Transaction of $430 million.

(e)	Reflects the estimated transfer taxes payable in certain foreign jurisdictions related to the Transaction of $20 million.

(f)
Reflects the net impact of deferred tax liability reversals associated with long-lived assets of $181 million and deferred tax asset reversals of $105 million related to the sale of shares in certain subsidiaries in connection with the Transaction.

(g)
Reflects the recognition of approximately $106 million of unfavorable contract liabilities relating to certain transition services to be provided by the Company, of which $52 million is included in other current liabilities and $54 million is included in other non-current liabilities. Under the transition service agreements, the Company will provide to Buyer services at a cost, below fair market value. Consequently, a portion of the sale consideration received has been allocated to these services which management expects will be fulfilled by the Company over a 24-month term.

(h)	Reflects the effect on total equity of the adjustments described in notes (b) through (g) above.

(i)
In connection with the sale, the Company and Buyer will enter into transition services, transition contract manufacturing, transition distribution services, and various other agreements whereby the Company will provide certain post-closing services on a transitional basis. The estimated impacts of these agreements have been reflected within selling, general and administrative expenses or research and development expenses, depending on the nature of the services provided. The majority of these agreements have an initial term of 24 months following the close of the Transaction.

The transition service income has been presented net of estimated incremental information technology costs not included in the historical financial statements of approximately $20 million and $40 million for the six months ended June 30, 2025 and the year ended December 31, 2024, respectively. The costs represent information technology services that the Company has agreed to provide to support Buyer’s information technology separation.

(j)
Reflects the tax impact of pro forma adjustments relating to the removal of the Business, as well as the estimated tax impact attributable to the various transition services provided by the Company. This adjustment was determined by applying the relevant statutory tax rates to the jurisdictional mix of income of these adjustments. For the six months ended June 30, 2025, the transaction accounting adjustment also reflects the impact of deferred tax asset reversals of $105 million related to the sale of shares in certain subsidiaries in connection with the Transaction.

(k)	The estimated pre-tax gain on the sale of the Business, as reflected in the condensed consolidated statement of income for the year ended December 31, 2024, is calculated as follows:

(Millions)
Total closing cash consideration (b)	$3,890
Net assets of the Business	(2,136)
Transaction accounting adjustments (c)(e)(g)	(190)
Pre-tax gain on sale of business	$1,564

The estimated income taxes due on the gain of the sale of $430 million and the net impact of deferred tax liability reversals of $76 million are reflected in the provision for (benefit from) income taxes in the condensed consolidated statement of income for the year ended December 31, 2024.